EXHIBIT 12
NORTEL NETWORKS LIMITED
Computation of Ratio of Earnings from Operations to Fixed Charges

	Three	Six	Years ended December 31,
(millions of U.S. dollars)	months ended	months ended	2006	2005	2004	2003	2002
	June 30, 2007	June 30, 2007		As restated	As restated	As restated	As restated

Earnings (loss) from operations before income taxes	51	(39)	19	(129)	(174)	241	(2,673)

Add:
Minority interest	1	13	21	12	11	24	(32)
Equity in net loss of associated companies	(1)	(1)	2	(3)	—	36	17

Earnings (loss) from operations before minority interest, equity in net loss of associated companies and income taxes	51	(27)	42	(120)	(163)	301	(2,688)

Add:
Fixed charges	86	171	276	191	181	212	350
Amortization of capitalized interest	—	—	—	—	—	(2)	(2)
Pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—	—
Interest expense of finance subsidiaries	—	—	—	—	—	—	—
Unconsolidated subs	—	—	—	—	—	—	—
Distributed income from equity investees	—	—	—	—	—	—	—

Subtract:
Interest capitalized	—	—	—	—	—	—	4
Preference security dividend requirements of consolidated subsidiaries without fixed charges	—	—	—	—	—	—	—
Minority interest in pre-tax of subsidiaries without fixed charges	(1)	(13)	(21)	(12)	(11)	(24)	32

Income (loss) as adjusted	136	131	297	59	7	487	(2,304)

Fixed charges:
Interest expense
– Long-term debt	64	128	187	124	108	95	135
– Other	6	11	22	6	8	26	55

Interest expense of finance subsidiaries	—	—	—	—	—	—	—
Interest expense of unconsolidated subs	—	—	—	—	—	—	—
Interest capitalized	—	—	—	—	—	—	4
1/3 of rental expense on operating leases deemed to be representative of interest expense	14	28	65	58	59	86	155
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—	—
Amortized premiums, discounts and capitalized expenses related to indebtedness	2	4	2	3	6	5	1

	86	171	276	191	181	212	350

Ratio of earnings from operations to fixed charges	1.6	*	1.1	*	*	2.3	*

*	The earnings of Nortel Networks Limited were inadequate to cover fixed charges for the six months ended June 30, 2007 by $40 and for the years ended December 31, 2005, 2004 and 2002, by $132, $174 and $2,654, respectively.